                                LOAN AGREEMENT
                                --------------


          MEMORANDUM OF AGREEMENT made this as of the 21st day of November, 1995.


B E T W E E N:


               ATLAS CORPORATION, a corporation incorporated under the laws of the State of Delaware

               (hereinafter called "Borrower")

                                                            OF THE FIRST PART

               - and -


               FIRST MARATHON INC., a corporation incorporated under the laws of the Province of Ontario

               (hereinafter called "Lender")

                                                            OF THE SECOND PART


          WHEREAS the Lender has agreed to make available to the Borrower a secured loan of U.S. funds, on the terms and subject to the conditions hereinafter set forth;

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereby covenant and agree as follows:


I.                                   00

                                INTERPRETATION
                                --------------

1.01      DEFINITIONS
          -----------

          Where used in this agreement or in any amendment hereto, the following terms shall, unless the context otherwise requires, have the following meanings, respectively:

     A.   "Advance" or "Advances" means an advance under the Loan;

     B.   "Advance Date" means the date on which an Advance is made;

     C. "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are authorized or obligated to close under the laws of Canada or the Province of Ontario;

     D.   "Events of Default" means those events or circumstances mentioned in
     Article 8.00 hereof;

     E. "Loan" means the aggregate of all Advances outstanding established hereunder;

     F.   "Loan Facility" means the U.S. dollar loan established hereunder;

     G. "Pledged Securities" means the common shares of Granges Inc., the common shares of Dakota Mining Corporation and the Net Proceeds more particularly described in Section 5.01 and in the Securities Pledge Agreement; and

     H. "Securities Pledge Agreement" means the securities pledge agreement referred to in Article 5.00 and set forth in the form attached as Schedule "A" hereto;

1.02      U.S. FUNDS
          ----------

          Unless otherwise indicated, all dollar amounts referred to herein shall refer to lawful money of the United States.

1.03      PROPER LAW
          ----------

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.04      INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.
          ---------------------------------------------

          The division of this Agreement into Articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings and an index are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, section, paragraph or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.05      NUMBER AND GENDER
          -----------------

          Words importing the singular number only shall include the plural and vice versa. Words importing persons shall include firms and corporations and vice versa.

1.06      SEVERABILITY
          ------------

          In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.


I.                                    00

                                 LOAN FACILITY
                                 -------------

2.01      COMMITMENT
          ----------

          Upon the terms and subject to the conditions contained herein and so long as no Event of Default or an event which with notice or lapse of time or both would constitute an Event of Default has occurred that has not been waived, the Lender agrees to make available to the Borrower a loan in U.S. dollars in an amount equal to $2,000,000.

2.02      PURPOSES
          --------

          The Borrower shall utilize the funds made available to it hereunder for its general corporate purposes.

2.03      PREPAYMENT
          ----------

          The Borrower may prepay all or any part of the Loan without notice or bonus at any time and from time to time.

2.04      ADVANCE
          -------

          The Loan Facility may be drawn down by the Borrower at any time prior to 5:00 p.m. (Toronto time) on November 30, 1995 or such later date as may be agreed to in writing by the Lender.

2.05      INTEREST ON LOAN/FEES AND OTHER CONSIDERATION
          ---------------------------------------------

          Except as otherwise set forth below, the Borrower shall pay the Lender interest on the daily outstanding principal amount of the Loan at a rate equal to 1.25% per month, as well after as before default, maturity and judgment, with interest on overdue interest at the same rate. For the purposes of Section 4 of the Interest Act (Canada) the equivalent annual rate of interest is 15% per annum, and the parties hereby agree that the deemed reinvestment principle shall not apply. Such interest shall be calculated daily computed from the Advance Date and payable monthly in arrears on the last Business Day of each calendar month until the Loan is repaid. Notwithstanding the foregoing, for the first four months of the term of the Loan, no interest shall accrue or be payable to the Borrower, nor shall interest accrue or be payable for any month for which extension fees (as described below) are paid. The Borrower shall pay to the Lender a fee of $100,000 as consideration for arranging the Loan and for agreeing to advance the Loan. Such fee of $100,000 shall be payable on the Advance Date and shall be netted against the Advance and retained by the Lender and shall be non-refundable, notwithstanding the Borrower's right to prepay the Loan as set forth in clause 2.03 above. In addition, an amount equal to $180,000, representing the aggregate of certain amounts due and owing by the Borrower to the Lender for past services rendered, plus $20,000 for out of pocket charges and related expenses of the Lender shall be paid by the Borrower to the Lender on the Advance Date, such amount to be netted against the Advance and retained by the Lender. The Borrower hereby acknowledges the Lender's right to net from the Advance such $100,000 of fees, such $180,000 due and owing for past services and such $20,000 for out of pocket charges and related expenses, and authorizes the Lender to do so from the Advance on the Advance Date. In addition to the foregoing, the Borrower shall and hereby agrees to pay a monthly extension fee of $20,000, for each month (or portion thereof) that the Loan is outstanding commencing on the Advance Date. Such fee shall be payable to the Lender by not later than the fifth Business Day following the commencement of any month during the period of the Loan. In the event the Loan is outstanding following the date which is 4 months from the Advance Date, the extension fee shall increase to $40,000 per month. Notwithstanding the foregoing, the Borrower shall not be obliged to make any payments of interest or other amounts payable to the Lender hereunder in excess of an amount which would result in the receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)).

          All payments by the Borrower whether in respect of principal, interest, fees or any other items shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise whatsoever).


I.                                    00

                        CONDITIONS TO ADVANCE OF FUNDS
                        ------------------------------

3.01      CONDITIONS TO ADVANCE OF FUNDS
          ------------------------------

          The obligation of the Lender to make the Advance hereunder is conditional upon the fulfillment by the Borrower of each of the following conditions to the satisfaction of the Lender on or prior to the Advance Date:

     A. this Agreement shall have been duly authorized, executed and delivered by the Borrower and shall constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with the terms and conditions contained herein;

     B. the Borrower shall have duly authorized, executed and delivered to the Lender the Securities Pledge Agreement;

     C. the Borrower shall have taken all necessary steps to perfect and validly register the Securities Pledge Agreement under applicable personal property security legislation and the Securities Pledge Agreement shall be a perfected first security interest in favour of the Lender over the Pledged Securities; and

     D. the Borrower shall have provided an opinion of its counsel as to the perfection and registration of the security interest referred to in Article
     5.00 and as to those matters set forth in clauses 3.01(a) and (b) and in clauses 6.01(a), (b) and (e), in such form as the Lender or its counsel may reasonably require.

3.02      WAIVER OF CONDITIONS
          --------------------

          Each of the conditions set forth in section 3.01 is for the exclusive benefit of the Lender and may be waived in whole or in part by the Lender, provided, however, that any such waiver shall only be effective for the period provided for therein and shall not preclude the Lender from insisting on strict performance of the relevant condition in the future.


I.                                    00

                           PAYMENT AND OTHER CHARGES
                           -------------------------

4.01      MANDATORY REPAYMENT OF LOAN
          ---------------------------

i)        the occurrence of an Event of Default as described in Article
8.00 hereof; (b) February 15, 1996 and (c); 5 Business days following the "Clearance Date". For the purposes hereof, "Clearance Date" means the date on which the last of the receipts have been issued for the (final) prospectus of the Borrower to qualify for distribution the (U.S.)$10 million principal amount of Exchangeable Debentures underlying the 100,000 Special Warrants issued by the Borrower on November 10, 1995. The Borrower represents and warrants to the Lender that (a) these Exchangeable Debentures are exchangeable for common shares of Granges Inc. owned by the Borrower (the "Underlying Granges Shares"), which are being held in escrow pursuant to an escrow and pledge agreement and a trust indenture, both dated November 10, 1995 made between the Borrower and Chemical Bank (collectively, the "Escrow Agreement"); (b) the net proceeds from the sale of the Special Warrants (the "Net Proceeds") are being held in escrow by Montreal Trust Company of Canada (the "Trustee") pursuant to the terms of a special warrant indenture dated November 10, 1995 (the "Trust Agreement"); (c) in the event the Clearance Date occurs on or before February 9, 1996, the Special Warrants will be automatically deemed exercised into Exchangeable Debentures and the Net Proceeds will be released by the Trustee to the Borrower; and (d) in the event the Clearance Date occurs after February 9, 1996, the holders of the Special Warrants will have the option of either exercising their Special Warrants for Exchangeable Debentures or rescinding their Special Warrant purchase and receiving for each Special Warrant rescinded, (U.S.)$105 per Special Warrant, from the Net Proceeds held by the Trustee and other funds of the Borrower, if required.

4.02      PAYMENT OF LEGAL AND OTHER COSTS
          --------------------------------

          All reasonable costs and expenses of collection of any amounts owing hereunder or enforcement of any security granted as provided for hereunder shall be for the account of the Borrower.

4.03      INTEREST ON FEES AND OTHER CHARGES
          ----------------------------------

          All fees and other charges or amounts outstanding after demand, maturity, default or judgment owing to the Lender shall bear interest at a rate specified in Section 2.05 above.

4.04      TIME, PLACE AND MANNER OF PAYMENT
          ---------------------------------

          Unless otherwise directed by the Lender, the Borrower shall make each payment to be made by it hereunder not later than 3:00 p.m. (Toronto time) on the day when due by certified cheque or bank draft delivered to the Lender at its address set forth in Article 9.00 or to such other address as the Lender shall from time to time designate.

4.05      RIGHTS OF SET-OFF, DEFENCES AND COUNTERCLAIMS
          ---------------------------------------------

     A. The Borrower hereby authorizes the Lender, if and to the extent any payment due to it hereunder is not made when due, to recover the amount so due from time to time from any monies of the Borrower held by the Lender or by First Marathon Securities Limited ("FMSL") and to set-off such amounts against the amount due.

     B. The Borrower hereby authorizes the Lender, if and to the extent any payment due to it hereunder is not made when due, to set-off any obligations of the Lender to the Borrower against the amount due.

     C. To the fullest extent permitted by law, the Borrower shall make all payments hereunder without reduction or set-off, and regardless of any defence or counterclaim, including, without limitation, any defence or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Borrower's obligation to make, or the Lender's right to receive, such payments.

II.                                   00

                                   SECURITY
                                   --------

5.01      SECURITY
          --------

          As security to secure the due and punctual payment by the Borrower of the principal of and interest on the Loan and all other amounts payable by the Borrower under this Agreement and to secure the due and punctual performance of the Borrower's other obligations hereunder, the Borrower shall deliver to the Lender a securities pledge agreement, in substantially the form of Schedule "A" hereto, pledging in favour of the Lender the Pledged Securities and the interest of the Borrower in the Pledged Securities, defined as follows: (a) 4,219,624 common shares of Granges Inc. owned by the Borrower and not subject to the terms of the Escrow Agreement; (b) 2,419,355 common shares of Dakota Mining Corporation owned by the Borrower; (c) subject to any prior rights under the Escrow Agreement, up to 50% of the Underlying Granges Shares, provided that (i) the Clearance Date occurs after February 9, 1996 and (ii) as a result of retraction of any Special Warrants, any such Underlying Granges Shares are no longer reserved for the purposes of exchanges of the Exchangeable Debentures and are accordingly released from escrow in accordance with the Escrow Agreement; and (d) subject to any prior rights under the Trust Agreement, the Net Proceeds (or any portion thereof) that are not required to satisfy the rescission price of any rescinded Special Warrants, provided that either (i) the Clearance Date occurs prior to February 9, 1996 and the Net Proceeds are released to the Borrower; or (ii) the Clearance Date does not occur by February 9, 1996 but as the result of the exercise of any Special Warrants, such Net Proceeds (or any portion thereof) are released to the Borrower. For greater certainty, the Borrower and Lender acknowledge and agree that the pledge in respect of the Pledged Securities referred to in sub-clauses (c) and (d) above shall attach on the Advance Date, subject to any prior rights or security interests under the Trust Agreement or the Escrow Agreement.


II.                                  00

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

6.01      REPRESENTATIONS AND WARRANTIES OF THE BORROWER
          ----------------------------------------------

          The Borrower represents and warrants to the Lender as follows and acknowledges that the Lender is relying upon such representations and warranties in entering into this Agreement and making the Advance hereunder:

               A.        the Borrower is a validly subsisting corporation under
                    the laws of its jurisdiction of incorporation;

               B.        except as set forth in the Trust Agreement and subject
                    to applicable securities laws, the Borrower is the sole and lawful owner of the Pledged Securities and has good and marketable title to the Pledged Securities and the Pledged Securities are free and clear of any and all liens, charges, re-sale restrictions, encumbrances, security interests, royalties, or other interests of third parties arising by, through, or under the Borrower. For greater certainty, the Pledged Securities are not subject to any restrictions contained in Section 25 of the Regulation under the Securities Act (Ontario) (the "Act") or the equivalent provisions of the securities legislation of the other applicable Canadian provinces (the "Restrictions") (except such Restrictions as are referred to in the opinion referred to in clause 3.01(d) and otherwise acceptable to the Lender's counsel, and each of Granges Inc. and Dakota Mining Corporation have been reporting issuers in Ontario for the requisite time periods prescribed by Section 72(7)(b) and
                    (c) of the said Act and as of the date hereof are not, to the knowledge of the Borrower, in default of any requirements for reporting issuers under that Act. The Borrower covenants that if there are Restrictions and if requested to do so by the Lender or its counsel, it shall use all reasonable efforts to seek discretionary relief orders from all applicable regulatory authorities to obtain relief from the Restrictions;

               C.        except as set forth in the Trust Agreement, the
                    Borrower has not entered into an agreement or granted an option or any right or privilege capable of becoming an agreement or option to acquire any right or interest in the Pledged Securities or any part thereof;

               D.        the Borrower has all necessary right, power and
                    authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder;

               E.        this Agreement and the Securities Pledge Agreement each
                    constitute a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws generally affecting creditors' rights and by general equitable principles; and

               F.        the entering into of this Agreement will not result in
                    the violation of any of the terms or provisions of the constating documents or by-laws of the Borrower or any agreement to which the Borrower is a party or by which it is bound.


II.                                   00

                           COVENANTS OF THE BORROWER
                           -------------------------

7.01      AFFIRMATIVE COVENANTS
          ---------------------

          The Borrower covenants and agrees with the Lender that until the date of repayment in full of the Loan (and all interest, fees and other amounts due and owing hereunder), the Borrower shall, unless the Lender otherwise consents in writing:

     A. duly and punctually pay to the Lender all amounts payable by it hereunder when due;

     B. comply with and fulfil its obligations under this Agreement and under any documents, instruments or certificates executed pursuant to the terms hereof and promptly cure or cause to be cured any defects in the execution and delivery of this Agreement or any documents, instruments and agreements executed pursuant hereof and hereto and, at its expense, execute and deliver, or cause to be executed and delivered, all such documents, instruments and agreements as may be necessary or desirable for the foregoing purposes and make all necessary filings and recordings for the foregoing purposes;

     C. give the Lender prompt notice of any Event of Default or any event which with notice or lapse of time, or both, would constitute an Event of Default and provide the Lender with a detailed statement of the steps, if any, being taken to cure or remedy such default;

     D. subject to the Trust Agreement and the Escrow Agreement, not sell, transfer, pledge, hypothecate, encumber or in any manner otherwise alienate any of the Pledged Securities; and

     E. deliver possession of the Underlying Granges Shares and the Net Proceeds to the Lender to the extent contemplated by sub-clauses (c) and
     (d) of clause 5.01.


II.                                   00

                        EVENTS OF DEFAULT AND REMEDIES
                        ------------------------------

8.01      EVENTS OF DEFAULT AND ACCELERATION
          ----------------------------------

          If any one or more of the following Events of Default shall occur and be continuing then, in addition to its rights as set forth in Section 4.01, the Lender may, at its option, declare all amounts of principal and interest on the Loan and all other amounts payable by the Borrower provided for herein to be then immediately due and payable:

     A. if the Borrower shall fail to pay when due any amount of principal, interest or fees owing to the Lender under this Agreement;

     B. if any representation or warranty made by the Borrower hereunder or in any certificate or other document delivered to the Lender pursuant hereto or thereto shall have been false or incorrect in any material respect as of the date when such representation or warranty was made;

     C. if the Borrower shall fail to perform or observe or be in compliance in any material respect with any other provision, term, condition or covenant contained or provided for in this Agreement or in any other document executed pursuant to this Agreement, on its part to be performed or observed and such failure shall not have been remedied within 15 days of written notice thereof by the Lender to the Borrower, unless the Lender shall have agreed to a longer period and, in such event, within the period agreed to by the Lender;

     D. if the Borrower becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under any bankruptcy law or regulation, is adjudged bankrupt, or files a petition or proposal to take advantage or any act of insolvency;

     E. if a writ of execution, distress or attachment or similar process is issued or levied against all or a substantial portion of the assets of the Borrower in connection with any default by him in the payment of any amount and such writ of execution,distress, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within 45 days after its issue or levy; and

     F. if this Agreement or any other document executed pursuant to this Agreement shall, for any reason, cease to be in full force and effect or is declared to be null and void by the Borrower.

8.02      REMEDIES UPON DEFAULT
          ---------------------

          Upon the occurrence of any Event of Default and acceleration of amounts owing as provided for in section 8.01 the Lender may realize upon its security and/or commence legal action or proceedings as it in its sole discretion deems expedient, including such as is provided for in the documents constituting any such security, all without any additional notice, presentation, demand, protest, noting of protest, entering into possession of any of the assets, or any other action, notice of all of which to the Borrower is hereby expressly waived.

          The Borrower expressly acknowledges and agrees that the interest rate applicable hereunder shall continue to apply to any and all overdue amounts after the occurrence of an Event of Default until payment in full and during the course of any and all proceedings to collect such amounts or realize upon any security taken by the Lender, and such interest rate shall apply to and be exigible as additional damages in any award of damages made by any court of competent jurisdiction pursuant to any such action all without the necessity of any further act or agreement of or notification to the Borrower.


I.                                    00

                                 MISCELLANEOUS
                                 -------------

9.01      SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES
          -----------------------------------------------------

          Each of the covenants, representations and warranties herein set forth or contained herein or in any certificates or documents delivered to the Lender pursuant hereto shall not merge in or be prejudiced by and shall survive the date of the Advance hereunder and shall continue in full force and effect so long as any amounts are owing hereunder by the Borrower to the Lender.

9.02      NOTICES
          -------

          Any notice or other instrument required or permitted to be given hereunder shall be in writing and delivered personally or sent by telecommunications device and addressed to:

     A.   in the case of the Borrower, at:

                    Atlas Corporation
                    Republic Plaza
                    370 Seventeenth Street
                    Suite 3150
                    Denver, Colorado

                    Attention: The President

                    Facsimile No.:  (303) 892-8808

     A.   in the case of the Lender, at:

                    2 First Canadian Place
                    Suite 3200
                    Toronto, Ontario
                    M5X 1J9

                    Attention:  Robert Sellers

                    Facsimile No.:  (416) 869-7400

Any notice or other instrument given as aforesaid shall be deemed to have been effectively given on the date of personal delivery, or if sent by telecommunications device, on the first Business Day following such transmission.

9.03      NO WAIVER, REMEDIES
          -------------------

          No failure on the part of the Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.


9.04      WHOLE AGREEMENT AND TIME OF ESSENCE
          -----------------------------------

          This Agreement constitutes the whole and entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior agreements, undertakings, declarations, representations, written or verbal, in respect of it. Time shall be of the essence of this Agreement.

9.05      WAIVERS, ETC.
          -------------

          No amendment or waiver of any provision of this Agreement or any document referred to herein or contemplated hereby shall in any event be effective unless and until the same shall be in writing and signed by the Lender and, if applicable, the Borrower and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. Any wavier by the Lender of the strict observance, performance or compliance with any term, covenant or condition of this Agreement and any indulgence granted by the Lender, shall not be construed as a waiver of any subsequent default.

9.06      ENUREMENT
          ---------

          This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns, provided, however, the Borrower shall not assign its rights hereunder or any interest herein without the prior written consent of the Lender. For greater certainty, the Lender may assign its rights under this agreement at any time provided that if it does so it shall provide the Borrower with prompt notice thereof.

9.07      FURTHER ASSURANCES
          ------------------

          The Borrower agrees that it will form time to time execute, acknowledge, and deliver or cause to be delivered any and all such further instruments as may be reasonably required in conformity with this Agreement for the purposes of giving effect to this Agreement and to the security given herein or confirming to the Lender any matters which the Lender may reasonably require herein to be evidenced, confirmed or otherwise acknowledged.

9.08      EXECUTION IN COUNTERPARTS
          -------------------------

          This Agreement may be executed in counterparts, each of which, when so executed and delivered to the other party, shall be deemed to be an original and when taken together shall be deemed to be one and the same agreement.

          IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.


                                                  ATLAS CORPORATION


                                                  Per:_________________________


                                                  Per:_________________________


                                                  FIRST MARATHON INC.


                                                  Per:_________________________


                                                  Per:_________________________